EXHIBIT 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement Form S-4 and related Prospectus of DIMON Incorporated for the registration of $125 million 7  3/4% senior notes due 2013 and to the incorporation by reference therein of our report dated August 15, 2003, with respect to the consolidated financial statements and schedule of DIMON Incorporated included in its Annual Report (Form 10-K) for the year ended June 30, 2003 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Greensboro, North Carolina

August 27, 2003